Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa Completes Sale of Gum Springs Waste Treatment Business

PITTSBURGH, February 3, 2020 – Alcoa Corporation, a global leader in bauxite, alumina, and aluminum products, today announced that it has completed the sale of Elemental Environmental Solutions LLC (EES), a wholly-owned Alcoa subsidiary that operates a 1,300-acre hazardous waste treatment business in Gum Springs, Arkansas.

The sale of EES to Veolia ES Technical Solutions, LLC (VTS) is part of the Company’s plan to pursue sales of non-core assets with the goal of generating between $500 million to $1 billion in cash.

In accordance with the terms of the earlier announced agreement between the parties, Alcoa received $200 million in cash upon closing of the sale on January 31, 2020. An additional escrowed $50 million will be paid to Alcoa if certain post-closing conditions are satisfied.

As a result of the transaction, the Company expects to recognize a gain of approximately $175 million in the first quarter of 2020 and annual net income improvement of approximately $10 million.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter, and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, and webcasts.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

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